------------------------------
                    UNITED STATES                        OMB APPROVAL
        SECURITIES AND EXCHANGE COMMISSION      ------------------------------
              Washington, D.C. 20549            OMB Number:          3235-0167
                                                Expires:      October 31, 2000
                                                Estimated average burden
                                                hours per response . . .  1.50
                                                ------------------------------

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                           Commission File Number     811-08678
                                                                   ------------

             The Foreign & Colonial Emerging Middle East Fund, Inc.
-------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                  c/o Mitchell Hutchins Asset Management Inc.,
                              51 West 52nd Street
                            New York, New York 10019
-------------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                  Common Stock
-------------------------------------------------------------------------------
             Title of each class of securities covered by this Form)

                                       N/A
-------------------------------------------------------------------------------
           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(l)(i)   |x|                  Rule 12h-3(b)(l)(i)   |_|
      Rule 12g-4(a)(l)(ii)  |_|                  Rule 12h-3(b)(1)(ii)  |_|
      Rule 12g-4(a)(2)(i)   |_|                  Rule 12h-3(b)(2)(i)   |_|
      Rule 12g-4(a)(2)(ii)  |_|                  Rule 12h-3(b)(2)(ii)  |_|
                                                 Rule 15d-6            |_|

         Approximate number of holders of record as of the certification or
notice date:   0
             -----

         Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    January 12, 2001              By:  /s/ Simpson Thacher & Bartlett
       --------------------               ----------------------------------

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

                                 Potential persons who are to respond to the
                                 collection of information contained in this
                                 form are not required to respond unless the
                                 form displays a currently valid OMB
SEC 2069 (3-99)                  control number.

































                                       -2-